Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-268997, 333-248106, 333-248105, 333-234233, 333-217818, and 333-199009) of Cantaloupe, Inc. of our report dated September 25, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Richmond, Virginia
September 10, 2024